As filed with the Securities and Exchange Commission on July 17, 2000

                                                        Registration No.


               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.   20549

                           FORM   S-8

                REGISTRATION STATEMENT UNDER THE
                     SECURITIES ACT OF 1933


                STANDEX INTERNATIONAL CORPORATION
    (Exact name of issuer as specified in its Certificate of
                         Incorporation)


         Delaware                                   31-0596149
(State of Incorporation)       (I.R.S. Employer Identification No.)


6 MANOR PARKWAY, SALEM, NEW HAMPSHIRE               03079
(Address of principal executive offices)        (Zip Code)


               THE STANDEX RETIREMENT SAVINGS PLAN
                      (Full Title of Plan)


                        Deborah A. Rosen
              c/o Standex International Corporation
                         6 Manor Parkway
                  Salem, New Hampshire   03079
             (Name and Address of agent for service)

                          603-893-9701
  (Telephone Number, including area code, of agent for service)


                 Calculation of Registration Fee


_________________________________________________________________________

                                 Proposed     Proposed
Title of                         Maximum      Maximum
Securities                       Offering     Aggregate     Amount of
to be             Amount to be   Price Per    Offering      Registration
Registered        Registered (1) Share        Price (2)     Fee

Common Stock      68,449         $17.5313      $1,200,000   $317
par value
$1.50 per share

NOTES: 1. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the "Securities Act") this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

       2. Estimated solely for the purpose of
          calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act upon the basis of the average of the high and low sale price of the Company's Common Stock, par value $1.50 per share (the "Common Stock") as reported on the New York Stock Exchange on July 14, 2000.

                             PART I
      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document or documents containing information specified in Part 1 are not required to be filed by Standex International Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement (the "Registration Statement"). Such documents and the documents incorporated by reference in Part II are located at the corporate office of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 (1-603-893-9701), and are available to participants without charge, on oral or written request.
                            PART II.

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission are incorporated in this Registration Statement by reference:

     (1) The Company's Annual Report on Form 10K for the year ended June 30, 1999, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.
     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.
     (3) The description of the Common Stock contained in the Registration of Securities on Form 8-B dated June 12, 1975, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be decreed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Opinion.

     The legality of the shares of the Common Stock reserved for issuance under The Standex Retirement Savings Plan will be passed upon for the Company by Deborah A. Rosen, General Counsel of the Company. At July 14, 2000, Ms. Rosen owned 3,201 shares of Common Stock (excluding approximately 2,115 shares in her account at July 14, 2000 under The Standex Retirement Savings Plan). In addition, Ms. Rosen holds options to purchase 14,950 shares of the Company's Common Stock. These stock options were granted at option prices equal to the fair market value of the Company's Common Stock on the dates of grant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Seventh Article of the Restated Certificate of Incorporation of the Company, each person who is or was a director or officer of the Company will be indemnified by the Company to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as the same may be amended and supplemented from time to time. Section 145(a) of the General Corporation Law of Delaware permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding arising out of his or her status as director, officer, employee or agent if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) provides that a corporation shall have the power to indemnify any director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and to the extent a court of competent jurisdiction determines that such person is entitled to indemnity for such expenses. To the extent that a present or former director or officer has been successful in defense of any action or claim, Section 145(c) provides that he or she shall be indemnified against expenses incurred by him or her in connection therewith. Under Section 145(g), a corporation also has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.

     The Company maintains, on behalf of its directors and officers, insurance protection in the amount of $20,000,000 against certain liabilities arising out of the discharge of their duties.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.


ITEM 8.   EXHIBITS.

     The following exhibits are filed (except where otherwise indicated) as part of this Registration Statement.

       4.1  Restated Certificate of Incorporation of Standex, dated
            October 16, 1986, and the Amendment to the Restated Certificate of Incorporation, are incorporated by reference to the exhibits to the Quarterly Report of Standex on Form 10-Q for the fiscal quarter ended December 31, 1986 and to the exhibits to the Quarterly Report of Standex on Form 10-Q for the fiscal quarter ended December 31, 1998, respectively.

       4.2 By-Laws of Standex, as amended, and restated on July 27, 1994 are incorporated by reference to the exhibits to the Annual Report of Standex on Form 10-K for the fiscal year ended June 30, 1994.

       5.   Opinion of Deborah A. Rosen as to the legality of the Common
            Stock.

      23.1  Consent of Deloitte & Touche LLP, Independent Public
            Accountants.

      23.2 The Consent of Counsel is included in her opinion filed as Exhibit 5 hereto.

       24. Powers of Attorney from John Bolten, Jr., David R. Crichton, William R. Fenoglio, Walter F. Greeley, Daniel B. Hogan, Thomas
            L. King, C. Kevin Landry, H. Nicholas Muller, III, Edward F. Paquette, and Sol Sackel.

ITEM 9.   UNDERTAKINGS

1.   The Company hereby undertakes:
     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that sub-paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person or the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Salem, County of Rockingham and the State of New Hampshire, on the 17th day of July, 2000.

                           STANDEX INTERNATIONAL CORPORATION

                               /s/ Edward J. Trainor
                           By:___________________________________
                               Edward J. Trainor, President/CEO

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Date            Signature                 Title
                /s/Edward J. Trainor
July 17, 2000   _____________________________     President/CEO


                /s/Edward F. Paquette
July 17, 2000   _____________________________     Vice President/CFO


    Edward J. Trainor has signed below on July 17, 2000 as attorney-in-fact for the following Directors of the Registrant:

    John Bolten, Jr.                      Thomas L. King
    David R. Crichton                     C. Kevin Landry
    William R. Fenoglio                   H. Nicholas Muller, III
    Walter F. Greeley                     Edward F. Paquette
    Daniel B. Hogan                       Sol Sackel


                              /s/Edward J. Trainor
                              _______________________________
                              Edward J. Trainor



                          EXHIBIT INDEX

                                                                    SEQUENTIAL
EXHIBIT                                                               PAGE NO.

4.1       Restated Certificate of
          Incorporation of Standex and
          Amendment thereto, dated October
          16, 1986, are incorporated by
          reference to the exhibits to the
          Quarterly Report of Standex on
          Form 10-Q for the fiscal quarter
          ended December 31, 1986, and to
          the exhibits to the Quarterly
          Report of Standex on Form 10-Q
          for the fiscal Quarter ended
          December 21, 1998.

4.2       By-Laws of Standex, as amended,
          and restated on July 27, 1994
          are incorporated by reference to
          the exhibits to the Annual
          Report of Standex on Form 10-K
          for the fiscal year ended June
          30, 1994.

5.        Legal Opinion.

23.1      Consent of Deloitte & Touche LLP, Independent Public
          Accountants.

23.2      Consent of Deborah A. Rosen, as counsel to the Company.

24. Powers of Attorney from: John Bolten, Jr., David R.Crichton, William R. Fenoglio, Walter F. Greeley, Daniel B.Hogan,
          Thomas L. King, C. Kevin Landry, H. Nicholas Muller, III, Edward F. Paquette and Sol Sackel.